EXHIBIT 3


                                CSW CREDIT, INC.
                                EARNINGS COVERAGE
                           (thousands, except ratios)

                                                       1998

                                        JULY          AUGUST        SEPTEMBER

Net Income                               $1,181         $1,273           $1,293
Income Taxes                                623            678              689
Tax benefit of parent
  company loss                             (25)           (13)             (13)
Interest Expense                          4,394          4,821            4,639
                                      ----------    -----------    -------------

Earnings                                 $6,173         $6,759           $6,608
                                      ==========    ===========    =============



Interest Expense                         $4,394         $4,821           $4,639



Ratio of
Earnings
  to Fixed Charges                         1.40           1.40             1.42






                                CAPITAL STRUCTURE
                                SEPTEMBER 30, 1998
                                   (thousands)



Short-term Debt                           $929,082            92%
Common Equity                               78,702             8%
                                         ----------    -----------
           Total                         $1,007,784          100%
                                         ==========    ===========